Exhibit 99.1

China Jo-Jo Drugstores, Inc. Regains Compliance with NASDAQ Minimum Bid Price Listing Requirement

HANGZHOU, China--(BUSINESS WIRE)--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) (the “Company”), a retail and wholesale distributor of pharmaceutical and other healthcare products in China, today announced that The NASDAQ Stock Market LLC (“NASDAQ”) notified the Company in a letter dated December 14, 2012, that it has regained full compliance with the NASDAQ Capital Market’s minimum bid price requirement for continued listing.

The letter notes that as of December 13, 2012, the Company’s common stock evidenced a closing bid price at or in excess of the $1.00 minimum requirement for at least ten consecutive trading days.  Accordingly, the Company has regained compliance with NASDAQ Listing Rule 5550(a)(2), and the matter is closed.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People’s Republic of China. As of September 30, 2012, the Company has 65 retail pharmacies throughout Zhejiang Province and Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts

China Jo-Jo Drugstores, Inc.
Ming Zhao
Chief Financial Officer
Tel: (561) 372-5555
Email: frank.zhao@jojodrugstores.com